Exhibit 99.1

ASX Announcement

23 February 2026

Resignation of Chief Executive Officer and Management Transitions

Coronado Global Resources Inc. (ASX: CRN) (“Coronado” or the “Company”) advises of upcoming changes to its’ executive leadership team, including proposed succession plans.

After successfully fulfilling all commitments outlined in Coronado’s three year plan, Douglas Thompson has informed the Company of his intention to resign from his role as Chief Executive Officer & Managing Director of the Company and member of the Board to pursue new opportunities.

During his tenure, Mr Thompson has guided the Company through several major initiatives that have strengthened Coronado’s long-term position. These include the division of the Curragh operations into three distinct complexes, the development of the Mammoth Underground at Curragh, and the substantial expansion at Buchanan.

The Board has commenced a formal recruitment process for a new Chief Executive Officer (“CEO”) of the Company. Mr Thompson will remain with the business during a transition period to ensure continuity.

Subject to Board approval, it is planned that upon Mr Thompson’s departure, the Company’s Executive Chair and former CEO of the Company, Gerry Spindler, will assume the role of Interim CEO, and Greg Pritchard will transition to Interim Chair of the Board. Final timing of these changes will be confirmed in due course.

In addition, after more than fifty years in the coal mining industry, Jeff Bitzer, Coronado’s Chief Development Officer and formerly Chief Operating Officer, has decided to step back from full-time responsibilities, effective as of 28 February 2026. Mr Bitzer has been with Coronado since its inception and brings unparalleled knowledge of the Company’s operations.

Mr Bitzer will continue with Coronado on a part-time basis from 1 March 2026, focusing on major projects that benefit from his deep technical expertise.

Mr Spindler has acknowledged the significant contributions of both Mr Thompson and Mr Bitzer: “Douglas and Jeff have each played instrumental roles in shaping Coronado into the company it is today. We thank them for their leadership, commitment and the value they have created for our employees, communities and shareholders.”

This announcement was authorised for release in accordance with the Disclosure Policy of Coronado Global Resources Inc.

For further information please contact:

Investors Chantelle Essa Vice President Investor Relations P: +61 477 949 261 E: cessa@coronadoglobal.com	Media Helen McCombie Sodali &Co P: +61 411 756 248 E: helen.mccombie@sodali.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com